Exhibit 10.25

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of January 1, 2009 by and between COOPER-STANDARD AUTOMOTIVE INC. (the “Company”) and Keith D. Stephenson (the “Executive”).

WHEREAS, the Company desires to employ Executive on the terms set forth in this Agreement and Executive desires to accept and continue such employment with the Company under the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on January 1, 2009 (the “Effective Date”) and ending on December 31, 2009 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with December 31, 2009 and on each December 31 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2. Position.

a. During the Employment Term, Executive shall serve as the Company’s President, Global Body & Chassis Systems until March 26, 2009 and thereafter as the Company’s President, International. In such positions, Executive shall have such duties and authority as is customarily associated with such positions at other companies similar to the Company and shall have such duties, consistent with Executive’s positions, as may be assigned from time to time by the Vice Chairman of the Company, the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”).

b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $385,000, payable in regular installments in accordance with the Company’s usual payroll practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time by the compensation committee of the Board, based upon the recommendation of the Vice Chairman and/or CEO. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Bonus Incentives. During the Employment Term, Executive shall be entitled to participate in such annual and/or long-term cash incentive plans and programs of the Company as are generally provided to the Company’s other senior executives.

5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and long-term incentive programs, which are addressed in Section 4) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company; provided that the Company may reduce such level of benefits to the extent such reduction applies to at least half of the senior executives of the Company.

6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Section 6 does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any expense or reimbursement described in this Section 6 shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement on in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. By the Company For Cause or By Executive’s Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined in Section 7(a)(ii) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 7(c)); provided that Executive will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.

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(ii) For purposes of this Agreement, “Cause” shall mean any of: (I) the Executive’s willful failure to perform duties or directives which is not cured following written notice, (II) the Executive’s commission of a (x) felony or (y) crime involving moral turpitude, (III) the Executive’s willful malfeasance or misconduct which is demonstrably injurious to the Company or its affiliates, or (IV) material breach by the Executive of the restrictive covenants, including, without limitation, Sections 8 and 9 hereof and any non-compete, non-solicitation or confidentiality provisions to which the Executive is bound.

(iii) If, during the Employment Term, Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason, Executive shall be entitled to receive within thirty (30) days of termination:

(A) the Base Salary accrued but not paid through the date of termination;

(B) any annual and/or long-term bonus earned but unpaid as of the date of termination for any previously completed fiscal year or performance period;

(C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

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(ii) Upon termination of Executive’s employment hereunder during the Employment Term for either Disability or death, Executive, Executive’s estate or Executive’s beneficiaries under the terms of any benefit plan (as the case may be) shall be entitled to receive:

(A) the Accrued Rights within thirty (30) days of termination; and

(B) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of this Agreement,

(A) “Good Reason” shall mean any of: (i) a substantial diminution in Executive’s position or duties; adverse change in reporting lines; or assignment of duties materially inconsistent with Executive’s position; (ii) any reduction in Executive’s Base Salary or Annual Bonus opportunity; (iii) any reduction in Executive’s long-term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long-term incentive compensation programs or arrangements; (iv) the failure of the Company to pay Executive any compensation or benefits when due hereunder; (v) relocation of Executive’s principal place of work in excess of fifty (50) miles from Executive’s current principal place of work; or (vi) any material breach by the Company of the terms of the Agreement; provided that none of the events described in this Section 7(c)(ii)(A) shall constitute Good Reason unless the Company fails to cure such event within 10 calendar days after receipt from Executive of written notice of the event which constitutes Good Reason.

(B) “Change of Control” shall mean the occurrence of any of the following events after the Effective Date: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of Cooper-Standard Holdings Inc. (“CSA”) to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Permitted Holders or (ii) any person or group, other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total

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voting power of the voting stock of CSA, including by way of merger, consolidation or otherwise, except where one or more of Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Cypress Side-By-Side LLC, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. (collectively, the “Sponsors”) and/or their respective affiliates, immediately following such merger, consolidation or other transaction, continue to have the ability to designate or elect a majority of the Board of Directors of CSA (or the board of directors of the resulting entity or its parent company). For purposes of this Agreement, “Permitted Holder” shall mean, as of the date of determination, any and all of (x) an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or its affiliate or (B) any corporation or other person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company or its affiliate and (y) the Sponsors and any of their respective affiliates. Notwithstanding that a transaction or series of transactions does not constitute a Change of Control, with respect to Executive it shall be deemed to be a Change of Control for purposes of Executive’s entitlement’s hereunder if clause (i), above, is satisfied in respect of the business or division in which Executive is principally engaged. For the avoidance of doubt, a Change of Control pursuant to the immediately preceding sentence shall not apply to Executive if his employment is not primarily with and for the business or division that is sold.

(iii) If during the Employment Term Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns for Good Reason, Executive shall be entitled to receive, subject to Executive’s execution (without subsequent revocation) of a release of claims substantially in the form of Exhibit A (the “Release”) within thirty (30) days of termination:

(A) Termination Prior to a Change of Control. If such termination of employment occurs prior to a Change of Control, then:

(i)	the Accrued Rights within thirty (30) days of termination;

(ii)	a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in respect of such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated;

(iii)	subject to Section 11(k), a single lump sum cash payment within five (5) days following the expiration of such revocation period provided for in the Release equal to two (2) times the sum of Executive’s (i) Base Salary plus (ii) Target Annual Bonus for the year prior to such termination of employment;

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(iv)	subject to Section 11(k), a single lump sum cash payment within five (5) days following the expiration of such revocation period provided for in the Release equal to the actuarial equivalent (determined using all of the same mortality, interest rate and other methods and assumptions as are used from time to time to determine “actuarial equivalence” for lump sum benefits under the applicable Retirement Plan (as defined below)) of the excess of (A) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65) or the first of the month following the Executive’s termination of employment, whichever is later) which Executive would have accrued under the terms of any tax qualified defined benefit plan or scheme and nonqualified supplementary defined benefit plan sponsored by the Company in which Executive participates (the “Retirement Plans”), determined as if the Executive had accumulated (after the date of termination) twenty-four (24) additional months of service credit thereunder and had pensionable compensation equal to the pensionable compensation (as determined pursuant to the terms of the Retirement Plans) paid to the Executive for the calendar year immediately preceding the year in which such termination of employment occurs, over (B) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65) or the first of the month following the Executive’s termination of employment, whichever is later) which Executive had then accrued pursuant to the provisions of such Retirement Plans; and

(v)	for twenty-four (24) months following his date of termination, the Company shall arrange to provide Executive with life (for the Executive only, excluding spouse or dependent life insurance) and health insurance benefits on the same basis applicable to active employees of the Company, provided the Executive remits to the Company on a timely basis the monthly active employee premiums owed for such coverage; and provided that if the Company is unable to continue Executive’s life insurance coverage under the Company’s group policy, the Company shall pay for Executive’s conversion policy for such period. Benefits otherwise receivable by Executive pursuant to this Subsection (v) shall become secondary to comparable benefits that are actually received by Executive during the remainder of such period following his termination, and any such benefits actually received by Executive shall be reported to the Company. The continued health insurance benefits hereunder shall count as COBRA continuation coverage.

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(B) Termination Following a Change of Control. If such termination of employment occurs following a Change of Control, the Accrued Rights, but without further payments or benefits hereunder, however, Executive shall be entitled (albeit without duplication of amounts payable in respect of the Accrued Rights) to be covered by the Company’s Change of Control Severance Pay Plan, substantially in the form of Exhibit B (the “Change of Control Severance Plan”).

Notwithstanding the foregoing, the aggregate amounts payable to Executive pursuant to this Section 7(c)(iii) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates including, without limitation, under the Change of Control Severance Plan. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Expiration of Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date, and upon such deemed termination of Executive’s employment hereunder:

(i) if Executive has elected not to extend the Employment Term, Executive shall be entitled to receive only the Accrued Rights; or

(ii) if the Company has elected not to extend the Employment Term (for other than Cause), Executive shall be entitled to receive the amounts and considerations provided for in Section 7 c. as if Executive’s employment had been terminated by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason immediately prior to the expiration of the Employment Term; provided that:

(A) the amounts and considerations provided for in Section 7(c) shall not be paid or begin to be paid until the Executive’s actual separation from the Company and its affiliates (within the meaning of Code Section 409A);

(B) if the date of Executive’s actual separation from the Company falls between his 64th and 65th birthdays, the multiple applicable to the lump sum payment under Section 7(c)(iii)(A)(iii) shall be reduced from two (2) to one (1) and

(C) if the date of Executive’s actual separation from the Company is on or after his 65th birthday, Executive shall be entitled to receive only the Accrued Rights.

Following such deemed termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

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e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

8. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) During the Executive’s employment with the Company and for a period of two years following the date Executive ceases to be employed by the Company and its affiliates, Executive will not:

(A) engage in any Competitive Activity (as defined in Section 8(b)); or

(B) induce or attempt to induce customers, business relations or accounts of the Company or any of its affiliates to relinquish their contracts or relationships with the Company or any its affiliates; or

(C) solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of its affiliates or to terminate their engagements with the Company and/or any of its affiliates or assist any competitors of the Company or any of its affiliates in securing the services of such employees, agents or independent contractors.

b. Definitions. For purposes of this Agreement, “Competitive Activity” means Executive’s participation, without the written consent of any one of the Chief Executive Officer, or Chief Operating Officer (except where Executive holds any of such positions, in which case the Board shall be required to provide such written consent), if any, of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any of its affiliates and such enterprise’s sales of any product or service competitive with any product or service of the Company or any of its affiliates amounted to 5% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 5% of, as applicable, the Company’s or its affiliate’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of 5% or more of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

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9. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive acknowledges and agrees that in the performance of his duties as an employee of the Company or an affiliate thereof, he was and will continue to be brought into frequent contact with, had and will continue to have access to, and became and will continue to become informed of confidential and proprietary information of the Company and its affiliates and/or information which is a trade secret of the Company and/or its affiliates (collectively, “Confidential Information”), as more fully described in Subsection (ii) of this Section. Executive acknowledges and agrees that the Confidential Information of the Company and its affiliates gained by Executive during his association with the Company and its affiliates was, is and will be developed by and/or for the Company and its affiliates through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company and its affiliates.

(ii) The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company or its affiliates without limitation as to when or how Executive may have acquired such Confidential Information (subject to subsection (iv)). Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Executive and whether compiled or created by the Company or its affiliates, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company and its affiliates to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company and its affiliates, and that any retention (in tangible form) or use by Executive of Confidential Information not in the good faith performance of his duties in the best interest of the Company or, in any case, after the termination of Executive’s employment with and services for the Company and its affiliates shall constitute a misappropriation of the Company’s Confidential Information.

(iii) The Executive further agrees that he shall return, within ten (10) days of the effective date of his termination as an employee of the Company and its affiliates, in good condition, all property of the Company and its affiliates then in Executive’s possession, including, without limitation, whether in hard copy or in any other media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company or its affiliates, (ii) keys to property of the Company or its affiliates, (iii) files and (iv) blueprints or other drawings.

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(iv) Executive further acknowledges and agrees that his obligation of confidentiality shall survive until and unless such Confidential Information of the Company or its affiliates shall have become, through no fault of Executive, generally known to the industry or Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Executive may have to the Company and its affiliates under general legal or equitable principles or statutes.

b. Intellectual Property.

(i) If Executive has created, invented or contributed to any works of authorship, inventions, software, databases, systems or other intellectual property, materials, documents or other work product (“Works”) prior to Executive’s employment, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby agrees not to seek royalties or other compensation from the Company, and not to assert any infringement or similar claim against the Company, for the Company’s use of such Prior Works.

(ii) If Executive creates, invents or contributes to any Works at any time during Executive’s employment and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive hereby assigns and shall assign all rights and intellectual property rights therein to the Company to the extent ownership of any such rights does not vest originally in the Company.

10. Specific Performance/Survival. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In the event the Company wrongfully ceases making payments and providing benefits in accordance with the prior sentence, Executive shall be entitled to recover reasonable attorney fees, incurred in recovering such payments or benefits. The provisions of Section 8, 9 and 10 shall survive the termination of this Agreement.

11. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

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c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate, and shall be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. However, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Cooper-Standard Automotive Inc.

39550 Orchard Hill Place Drive

Novi, MI 48375

Phone: 248-596-5900

Attention: Chief Executive Officer

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If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

i. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

j. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates. For the avoidance of doubt, this Agreement shall not supercede the Change of Control Severance Plan and any equity-based awards granted to the Executive pursuant to the 2004 CSA Acquisition Corp. Stock Incentive Plan.

k. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company and its affiliates, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such amounts or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Executive will be considered to have terminated employment hereunder for purposes of receiving payments subject to Code Section 409A only if his termination of employment constitutes a “separation from service” within the meaning of Code Section 409A. In the event that Executive receives continued health benefits pursuant to Section 7(c) of this Agreement, such expense or reimbursement shall meet the following requirements: (i) the amount of expenses eligible for any reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement on in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

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l. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n. Survival. The provisions of Sections 7(d), 8, 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder

o. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COOPER-STANDARD AUTOMOTIVE INC.		EXECUTIVE

/s/ James S. McElya		/s/ Keith D. Stephenson
By:	James S. McElya	Keith D. Stephenson
Title:	Chairman and Chief Executive Officer

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EXHIBIT A

COOPER-STANDARD AUTOMOTIVE INC.

Form of Release

WHEREAS,                      (the “Executive”) employment has been terminated in accordance with Section 7(c) of the Employment Agreement dated as of                      between Cooper-Standard Automotive Inc. (“Cooper”) and the Executive (the “Employment Agreement”); and

WHEREAS, the Executive is required to sign this Release in order to receive the severance and termination benefits described in Section 7(c) of the Employment Agreement.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. This Release is effective on the date hereof and will continue in effect as provided herein.

2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Employment Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Employment Agreement, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cooper, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(a) any and all claims arising out of or relating to Executive’s employment by or service with the Company and his termination from the Company;

(b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, The Elliott-Larsen Civil Rights Act, the Michigan Handicappers’ Civil Rights Act, the Michigan Wage Payment Act (MCLA Section 408.471), the Polygraph Protection Act of 1981, the Michigan Whistleblower’s Protection Act (MCLA Section 15.361), the common law of the State of Michigan, and any other applicable state statutes and regulations; and

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provided, however that the foregoing shall not apply to claims to enforce rights that Executive may have as of the date hereof or in the future under any of Cooper’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, or that Executive may have in the future under the Employment Agreement or under this Release.

(c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

3. Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Employment Agreement.

4. Executive further agrees and acknowledges that:

(a) The release provided for herein releases claims to and including the date of this Release;

(b) Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(c) Executive has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that he may use as much of the 21 day period as he desires; and

(d) Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel at Cooper. For such revocation to be effective, written notice must be actually received by the General Counsel at Cooper no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and Cooper shall not have any obligation to make payments or provide benefits to Executive as set forth in the Employment Agreement.

5. Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

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6. Executive waives and releases any claim that he has or may have to reemployment after the date of this Release.

IN WITNESS WHEREOF, the Executive has executed and delivered this release on the date set forth below.

Dated:
[Name]
Executive

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EXHIBIT B

COOPER-STANDARD AUTOMOTIVE INC.

CHANGE OF CONTROL SEVERANCE PAY PLAN

As Amended and Restated Effective July 1, 2008

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COOPER-STANDARD AUTOMOTIVE INC.

CHANGE OF CONTROL SEVERANCE PAY PLAN

1. General Statement of Purpose. The Board of Directors (the “Board”) of Cooper-Standard Automotive Inc. (the “Company”) has considered the effect a change of control of the Company may have on certain executives of the Company. The executives have made and are expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company. The Company recognizes that the possibility of a change of control exists, desires to assure itself of both the present and fixture continuity of management, desires to establish certain minimum severance benefits for certain of its executives applicable in a change of control, and wishes to ensure that its executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a change of control.

As a result, the Board believes that the Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan (the “Plan”) will assist the Company in attracting and retaining qualified executives.

2. Effective and Termination Dates. The “Effective Date” of the Plan is January 1, 2007. The Plan is restated as of July 1, 2008. The Plan will automatically terminate on the later of (i) December 31, 2009 or (ii) the second anniversary of a Change of Control (the “Termination Date”); provided, however, that on each December 31, commencing with the year 2007, the Termination Date will automatically be extended for an additional year unless, not later than 120 calendar days prior to such date, the Company shall have given written notice to the Executives that the Termination Date is not to be so extended.

3. Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise:

(a) “Affiliate” shall mean, with respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with such first entity.

(b) “Base Pay” means, with respect to each Executive, the rate of annual base salary, as in effect from time to time.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means that, prior to any termination of employment pursuant to Section 4(b), the Executive shall have committed:

(i) any act or omission constituting a material breach by the Executive of any of his significant obligations to or agreements with the Company or its Affiliate or the continued failure or refusal of the Executive to adequately perform the duties reasonably required by the Company or its Affiliate which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or its Affiliate, after notification by the

Board of such breach, failure or refusal and failure of the Executive to correct such breach, failure or refusal within thirty (30) days of such notification (other than by reason of the incapacity of the Executive due to physical or mental illness); or

(ii) the commission by and conviction of the Executive of a felony, or the perpetration by and criminal conviction of or civil verdict finding the Executive committed a dishonest act or common law fraud against the Company or its Affiliate (for the avoidance of doubt, conviction and civil verdict, in each case, shall mean when no further appeals may be taken by the Executive from such conviction or civil verdict and such conviction or civil verdict becomes final and binding upon the Executive with no further right of appeal); or

(iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or its Affiliate, and failure of the Executive to correct such act or omission after notification by the Board of any such act or omission.

Any notification to be given by the Board in accordance with Section 3(d)(i) or 3(d)(iii) shall specifically identify the breach, failure, refusal, act or omission to which the notification relates and, in the case of Section 3(d)(i) or 3(d)(iii) shall describe the injury to the Company or its Affiliate, and such notification must be given within twelve (12) months of the Board’s becoming aware, or within twelve (12) months of when the Board should have reasonably become aware of the breach, failure, refusal, act, or omission identified in the notification. Notwithstanding Section 20, failure to notify the Executive within any such twelve (12) month period shall be deemed to be a waiver by the Board of any such breach, failure, refusal, act or omission by the Executive and any such breach, failure, refusal, act or omission by the Executive shall not then be determined to be a breach.

For the avoidance of doubt and for the purpose of determining Cause, the exercise of business judgment by the Executive shall not be determined to be Cause, even if such business judgment materially injures the financial condition or business reputation of, or is otherwise materially injurious to the Company or any of its Affiliates, unless such business judgment by the Executive was not made in good faith, or constitutes willful or wanton misconduct, or was an intentional violation of state or federal law.

(e) “Change of Control” means the occurrence of any of the following events after the Effective Date (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of CSA to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than Permitted Holders or (ii) any person or group, other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of CSA, including by way of merger, consolidation or otherwise, except where one or more of the Sponsors and/or their respective Affiliates, immediately following such merger, consolidation or other transaction, continue to have the ability to designate or elect a majority of the Board of Directors of CSA (or the board of directors of the resulting entity or its parent company). Notwithstanding that a transaction or series of transactions does not constitute a Change of Control, with respect to any Executive it shall be deemed a Change of Control for purposes of the Executive’s entitlement’s hereunder if clause (i), above, is satisfied in respect of the business or division in which such Executive is principally engaged. For the avoidance of doubt, a Change of Control pursuant to the immediately preceding sentence shall not apply to any Executive whose employment is not primarily with and for the business or division that is sold.

(f) “Chairman” means the Executive who is identified on Exhibit A as being the Chairman.

(g) “Chief Executive Officer” means the Executive who is identified on Exhibit A as being the Chief Executive Officer.

(h) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto. Any reference to a specific provision of the Code shall be deemed to include any successor provision thereto.

(i) “Committee” means the Compensation Committee of the Board.

(j) “Committee Action” means a writing by, or minutes of the actions of, the Committee, the substance of which, as to an Executive, has been communicated to such Executive.

(k) “Common Stock” means CSA’s common stock.

(l) “Company” means the Company as hereinbefore defined.

(m) “CSA” means Cooper-Standard Holdings Inc.

(n) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee; retirement income and welfare benefit policies, plans, programs or arrangements in which an Executive is entitled to participate, including without limitation any savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, stock option, performance share, performance unit, stock purchase, stock appreciation, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any policies, plans, programs or arrangements that may be adopted hereafter by the Company or its Affiliate.

(o) “Employer” means the Company.

(p) “Executive” means those employees of the Company listed on Exhibit A, as the same may be amended from time to time by a Committee Action.

(q) “Management Group” means the Executives who are identified on Exhibit A as being members of such group.

(r) “Nonqualified Supplementary Benefit Plan” means any plan which provides for the payment of pension benefits which would be payable under the terms of a tax-qualified defined benefit plan or scheme sponsored by the Company or any of its Affiliates but for government-imposed limitations on the amount that is permitted to be paid from such tax qualified plan.

(s) “Operations Group” means the Executives who are identified on Exhibit A as being members of such group.

(t) “Permitted Holders” means, as of the date of determination, any and all of (i) an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or its Affiliate, or (B) any corporation or other person of which a majority of its voting power of its voting securities or equity interest is owned, directly or indirectly, by the Company or its Affiliate, and (ii) Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Cypress Side-By-Side LLC, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. (collectively, the “Sponsors”) and any of their respective Affiliates.

(u) “Plan” means this Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan.

(v) “Retirement Plans” means any tax-qualified defined benefit plan or scheme sponsored by the Company or any of its Affiliates and the Nonqualified Supplementary Benefit Plan or any successor plans thereto which provide comparable benefits.

(w) “Severance Compensation” means Severance Pay and other benefits provided by Section 5(a).

(x) “Severance Pay” means the amounts payable as set forth in Section 5(a).

(y) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change of Control or (ii) the Executive’s death.

4. Eligibility; Termination Following a Change of Control.

(a) Subject to the limitations described below, the Plan applies to Executives who are employed on the date that a Change of Control occurs; provided, however, that in the event of a Change of Control described in the second to last sentence of Section 3(e), the Plan shall only apply to: (i) Executives who are employed on the date that the Change of Control occurs with the group whose assets are being sold as a result of the Change of Control and (ii) Executives who are employed by the corporate headquarters of the Company on the date that such Change of Control occurs and in each case (A) whose positions are transferred to the successor of the group whose assets are being sold, or (B) whose employment is terminated as a result of the Change of Control.

(b) If an Executive’s employment is terminated by the Employer during the Severance Period and such termination is without Cause, the Executive will be entitled to the Severance Compensation described in Section 5.

(c) An Executive may, during the Severance Period, terminate his employment with the Employer with the right to Severance Compensation described in Section 5 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment):

(i) (A) if the Executive is the Chairman, Chief Executive Officer or a member of the Operations Group, a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Employer which the Executive held immediately prior to the Change in Control, (B) a reduction in the Executive’s Base Pay, or a reduction in the Executive’s opportunities for incentive compensation pursuant to any long-term incentive compensation plan or program established by the Company, or (C) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or aggregate value thereof, any of which is not remedied by the Company within ten (10) calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(ii) if the Executive is the Chairman, Chief Executive Officer or a member of the Operations Group, the Company requires the Executive to have his principal location of work changed to any location that is in excess of 50 miles from the location thereof immediately prior to or after the Change in Control;

(iii) any material breach of its obligations under the Plan by the Company or any successor thereto which is not remedied by the Company within ten (10) calendar days after receipt by the Company of written notice from the Executive of such breach; or

(iv) if the Executive is the Chairman, voluntary termination for any reason or without reason during the thirty-day period immediately following the date that is six months after a Change of Control has occurred (for the avoidance of doubt, this subsection (iv) would not be applicable upon a Change of Control related to an initial public offering).

(d) A termination by the Employer pursuant to Subsection (b) of this Section or by an Executive pursuant to Subsection (c) of this Section will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits (other than as expressly provided in such agreement, policy, plan, program or arrangements), which rights shall be governed by the terms thereof.

(e) Notwithstanding the preceding provisions of this Section, an Executive will not be entitled to Severance Compensation if his employment with the Employer is terminated during the Severance Period because:

(i) of the Executive’s death; or

(ii) the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change of Control.

5. Severance Compensation.

(a) Subject to the provisions of this Plan, if an Executive’s employment is terminated pursuant to Section 4(b) or if an Executive terminates his employment pursuant to Section 4(c), the Company will pay to the Executive as Severance Pay the amounts described, and will continue to provide to the Executive the other Severance Compensation described, on Exhibit B for the periods described therein.

(b) Without limiting the rights of an Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from tune to time during the relevant period in the Midwest Edition of The Wall Street Journal plus the lesser of 5% or the maximum rate of interest allowed by law. Such interest will be payable as it accrues on demand. Any change of such prime rate or maximum rate will be effective on and as of the date of such change.

(c) Notwithstanding any provision of the Plan to the contrary, the rights and obligations under this Section and under Sections 7 and 12 will survive any termination or expiration of the Plan or the termination of an Executive’s employment following a Change of Control for any reason whatsoever.

6. Funding Upon Potential Change of Control.

(a) Upon the earlier to occur of (i) a Change of Control or (ii) a declaration by the Board of Directors of CSA that a Change of Control is imminent, the Company shall promptly pay, to the extent it has not previously done so, and in any event within five (5) business days after such Change of Control (or on such fifth business day if the Board has declared that a Change of Control is imminent), a sum equal to the present value on the date of the Change of Control (or on such fifth business day if the Board of Directors of

CSA has declared that a Change of Control is imminent) of the payments to be made to the Executives under the provisions of Sections 5 and 7 (to the extent calculable at such time) hereof, which shall be transferred to National City Bank or its successor (the “Trustee”) and added to the principal of a grantor “rabbi” trust (the “Trust”) to be established pursuant to an agreement between the Company and the Trustee (the “Trust Agreement”), which Trust Agreement shall become irrevocable upon the Change of Control; provided that in the event of the Change of Control with respect to one or more Executives described in the second to last sentence of the definition of Change of Control (i.e., a sale of all or substantially all of the assets of the business or division in which such Executive was principally engaged), the Company’s funding obligation shall be limited to the payments to be made to the affected Executives. Notwithstanding the foregoing, the Company shall not be obligated to fund the Trust if such funding obligation would violate Code Section 409A.

(b) Any payments of compensation, pension, severance or other benefits by the Trustee pursuant to the Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to pay compensation, pension, severance and other benefits hereunder, it being the intent of the Company that assets in such Trust be held as security for the Company’s obligation to pay compensation, pension, severance and other benefits under this Agreement.

7. Certain Additional Payments by the Company.

(a) Anything in the Plan to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that following, and as a result of, a Change of Control, any payment or distribution by the Company to or for the benefit of an Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered “contingent on a change of ownership or control” of the Company, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option (“ISO”), as defined by Section 422 of the Code (or any successor provision thereto) granted prior to the execution of the Plan where the addition of a Gross-Up Payment would cause the ISO to lose such status, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b) Subject to the provisions of Subsection (f) of this Section, all determinations required to be made under this Section, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accounting Firm”). The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the date of the Executive’s termination, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive at the same time as the lump sum Severance Pay is paid as provided in Exhibit B, or if earlier, coincident with or immediately following the date the Executive remits such Excise Tax to the Internal Revenue Service. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Subsection (f) of this Section and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive coincident with or promptly following the date the Executive remits such Excise Tax to the Internal Revenue Service.

(c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Subsection (b) of this Section. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

(d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax and Gross-Up

Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five (5) business days pay to the Company the amount of such reduction.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Subsection (b) of this Section shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within ten (10) business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

(f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(C) cooperate with the Company in good faith in order to effectively contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this subsection, the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this subsection and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall, coincident with the Executive’s payment to the Internal Revenue Service, pay the amount of such payment to the Executive, which payment shall be treated as an “advance” made on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such payment; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subsection (f) of this Section, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Subsection (f) of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section (f) of this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section.

8. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for an Executive to find reasonably comparable employment following his termination of employment with the Company and that the non-competition agreement required by Section 10 will further limit the employment opportunities for an

Executive. Accordingly, the provision of Severance Compensation by the Company to an Executive in accordance with the terms of the Plan is hereby acknowledged by the Company to be reasonable, and an Executive will not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of an Executive hereunder or otherwise, except as expressly provided in Section 1(d) of Exhibit B.

9. Certain Payments not Considered for Other Benefits, etc. The Gross-up Payment, legal fee and expense reimbursement provided under Sections 7 and 12 and reimbursements for outplacement counseling provided under Section 1(g) of Exhibit B will not be included as earnings for the purpose of calculating contributions or benefits under any employee benefit plan of the Company.

10. Confidentiality; Confidential Information; Non-competition. Receipt of Severance Compensation by an Executive is conditioned upon the Executive executing and delivering to the Company a confidentiality and non-compete agreement substantially in the form provided in Exhibit C for the period specified on Exhibit B.

11. Release. Receipt of Severance Compensation by an Executive is conditioned upon the Executive executing and delivering to the Company a release substantially in the form provided in Exhibit D, and not revoking such release prior to the revocation period provided therein.

12. Legal Fees and Expenses. It is the intent of the Company that each Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of his rights under the Plan by litigation or otherwise (including making a claim pursuant to the provisions of Section 20(d)) because the cost and expense thereof would substantially detract from the benefits intended to be extended to each Executive hereunder. Accordingly, if it should appear to an Executive that the Company has failed to comply with any of its obligations under the Plan or in the event that the Company or any other person takes or threatens to take any action to declare the Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success.

13. Employment Rights. Nothing expressed or implied in the Plan shall create any right or duty on the part of the Company or an Executive to have the Executive remain in the employment of the Company at any time prior to or following a Change of Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company prior to a Change of Control but following the commencement of any discussion with any third person that ultimately results in a Change of Control shall be deemed to be a termination or removal of the Executive after a Change of Control for all purposes of the Plan. Each Executive covered by this Plan expressly acknowledges that he is either party to an employment agreement with the Company or an employee at will, and that the Company may terminate him at any time prior to a Change of Control.

14. Withholding of Taxes. The Company or its Affiliate may withhold from any amounts payable under the Plan all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

15. Successors and Binding Effect.

(a) The Company will require any successor, (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company, whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company and the Employer for the purposes of the Plan), to expressly or by operation of law assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company and the Employer would be required to perform if no such succession had taken place; provided that the assignment of this Plan shall not affect whether a Change of Control has occurred. The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company.

(b) The rights under the Plan shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c) The rights under the Plan are personal in nature and neither the Company nor any Executive shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, an Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d) The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.

(e) The Company recognizes that each Executive will have no adequate remedy at law for breach by the Company of any of the agreements contained herein and, in the event of any such breach, the Company hereby agrees and consents that each Executive shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations of the Company under the Plan.

16. Governing Law. All matters affecting this Plan, including the validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of Michigan, without giving effect to the principles of conflict of laws of such State.

17. Validity. If any provisions of the Plan or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of the Plan and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

18. Headings. The headings in the Plan are for convenience of reference only and do not define, limit or describe the scope or intent of the Plan or any part hereof and shall not be considered in any construction hereof.

19. Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

20. Administration of the Plan.

(a) In General: The Plan shall be administered by the Company, which shall be the named fiduciary under the Plan.

(b) Delegation of Duties: The Company may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Pay and Gross-Up Payments, to named administrator or administrators.

(c) Regulations: The Company shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan.

(d) Claims Procedure: Subject to the provisions of Section 7, the Company shall determine the rights of any employee of the Company to any Severance Compensation or a Gross-up Payment hereunder. Any employee or former employee of the Company who believes that he has not received any benefit under the Plan to which he believes he is entitled, may file a claim in writing with the General Counsel of the Company (or the Secretary, in the case the Executive is the General Counsel). The Company shall, no later than 90 days after the receipt of a claim, either allow or deny the claim by written notice to the claimant. If a claimant does not receive written notice of the Company’s decision on his claim within such 90-day period, the claim shall be deemed to have been denied in full.

A denial of a claim by the Company, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(i) the specific reason or reasons for the denial;

(ii) specific reference to pertinent Plan provisions on which the denial is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure.

A claimant whose claim is denied (or his duly authorized representative) may, within thirty (30) days after receipt of denial of his claim, request a review of such denial by the Company by filing with the Secretary of the Company (or the General Counsel, in the case the Executive is the Secretary) a written request for review of his claim. If the claimant does riot file a request for review with the Company within such 30-day period, the claimant shall be deemed to have acquiesced in the original decision of the Company on his claim. If a written request for review is so filed within such 30-day period, the Company shall conduct a full and fair review of such claim.

During such full review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. The Company shall notify the claimant of its decision on review within sixty (60) days after receipt of a request for review. Notice of the decision on review shall be in writing. If the decision on review is not furnished to the claimant within such 60-day period, the claim shall be deemed to have been denied on review.

(e) Requirement of Receipt. Upon receipt of any Severance Compensation or a Gross-up Payment hereunder, the Company reserves the right to require any Executive to execute a receipt evidencing the amount and payment of such Severance Compensation and/or Gross-up Payment.

21. Amendment and Termination. The Company reserves the right, except as hereinafter provided, at any time and from time to time, to amend, modify, or change the Plan and/or any Committee Action, including any Exhibit thereto; provided, however, that any such amendment, modification, change or termination that adversely affects the rights of any Executive under the Plan may not be made without the written consent of any such Executive. Notwithstanding the foregoing, the Company may amend the Plan as necessary to comply with Section 409A of the Code without obtaining the consent of an Executive. The Company may terminate the Plan only as provided in Section 2.

22. Other Plans, etc. If the terms of this Plan are inconsistent with the provisions of any other plan, program, contract or arrangement of the Company, to the extent such plan, program, contract or arrangement may be amended by the Company, the terms of the Plan will be deemed to so amend such plan, program, contract or arrangement, and the terms of the Plan will govern.

EXHIBIT A

COOPER-STANDARD AUTOMOTIVE INC.

CHANGE OF CONTROL SEVERANCE PLAN

List of Participants

CHAIRMAN:	James S. McElya

CHIEF EXECUTIVE OFFICER:	Edward A. Hasler

MEMBERS OF THE OPERATIONS GROUP

Larry J. Beard

Allen J. Campbell

Keith D. Stephenson

Michael C. Verwilst

MEMBERS OF THE MANAGEMENT GROUP

Kimberly L. Dickens

Timothy W. Hefferon

Brian O’Loughlin

Helen T. Yantz

EXHIBIT B

COOPER-STANDARD AUTOMOTIVE INC.

CHANGE OF CONTROL SEVERANCE PLAN

Severance Compensation

1. Severance Pay. Each Executive whose employment is terminated pursuant to Section 4(b) or who terminates his employment pursuant to Section 4(c) shall, subject to the provisions of paragraph 4 of this Exhibit B, receive Severance Pay from the Company as follows:

(a) a single lump sum cash payment within five (5) days following the expiration of the revocation period provided for in Exhibit D equal to the Executive’s then current Base Pay;

(b) a pro rata portion of any annual bonus or long-term cash incentive compensation, if any, that Executive would have been entitled to receive in respect of such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such annual bonus or long-term cash incentive would have otherwise been payable had Executive’s employment not terminated;

(c) a single lump sum cash payment within five (5) days following the expiration of such revocation period, or if later, within ten (10) business days after such termination, equal to three (3) (for the Chairman), two (2) (for the Chief Executive Officer and members of the Operations Group), one (1) (for members of the Management Group) or the multiple set forth in a Committee Action (for any other Executive) times the sum of the Executive’s (i) Base Pay plus (ii) target annual incentive cash compensation for the year prior to the Change of Control;

(d) a single lump sum cash payment within five (5) days following the expiration of such revocation period, or if later, within ten (10) business days after such termination, equal to the actuarial equivalent of the excess of (1) the retirement pension (determined as a straight line annuity commencing at age sixty-five (65) or the first of the month following the Executive’s termination of employment, whichever is later) which he would have accrued under the terms of the Retirement Plans in which he was participating (without regard to any amendment to such Retirement Plans or other pension benefit program described herein after the date of the Change of Control), determined as if the Executive were fully vested thereunder and had accumulated (after the date of termination) thirty-six (36) additional months (for the Chairman), twenty-four (24) additional months (for the Chief Executive Officer and members of the Operations Group), twelve (12) additional months (for members of the Management Group)(or, if greater, the number of months remaining in the Severance Period) of service credit thereunder at his highest rate of annual pensionable compensation (as determined pursuant to the terms of the Retirement Plans) during any calendar year for the five (5) years immediately preceding the date of termination, over (2) the retirement pension

(determined as a straight life annuity commencing at age sixty-five (65) or the first of the month following the Executive’s termination of employment, whichever is later) which Executive had then accrued pursuant to the provisions of such Retirement Plans. For purposes of this paragraph, “actuarial equivalent” shall be determined using all of the same mortality, interest rate and other methods and assumptions as are used from time to time to determine “actuarial equivalence” for lump sum benefits under the applicable Retirement Plan;

(e) for thirty-six (36) months (for the Chairman) and twenty-four (24) months (for the Chief Executive Officer and other Executives) following his date of termination, the Company shall arrange to provide Executive with life and health insurance benefits substantially similar to those to which Executive and Executive’s eligible dependents were entitled immediately prior to his termination. Any benefit elections pertaining to Executive during such period shall be consistent with the elections in effect for Executive immediately prior to his termination. If and to the extent that any benefit described in this paragraph (e) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to Executive and Executive’s covered dependents, of such benefits along with, in the case of any benefits described in this paragraph (e) that is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any affiliated employer, an additional amount (the “Tax Payment”) such that after payment by Executive or Executive’s dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes; provided, however, that (i) such benefit must have been non-taxable to Executive during his employment or (ii) such benefit must have been taxable to Executive during his active employment but Executive must have been reimbursed for all taxes so imposed. The Tax Payment shall be paid in the first calendar quarter following the calendar year to which it pertains. Notwithstanding the foregoing, or any other provision of the Company’s health insurance plan, for purposes of determining the period of continuation coverage to which Executive or any of his dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, Executive’s “qualifying event” will be the termination of the 36-month or 24-month period, as applicable, described herein. Benefits otherwise receivable by Executive or his eligible dependents pursuant to this paragraph (e) shall be reduced to the extent comparable benefits are actually received by Executive and his eligible dependents during the remainder of such period following Executive’s termination, and any such benefits actually received by Executive and his eligible dependents shall be reported to the Company;

(f) following the end of the period specified in paragraph (e), the Company shall arrange to provide medical and life insurance coverages to Executive and his spouse for their lifetimes, and Executive’s dependent children until they cease to be eligible as “dependents” under the terms of the Company’s plans as in effect at the time of the Change of Control (e.g., as a result of reaching age 19) substantially equivalent (taking into account Medicare benefits to which they may become entitled) to those provided to Executive, his spouse and dependents under the Company’s employee plans based on Executive’s elections in effect immediately preceding the Change of Control, and at a cost to Executive, his spouse and dependent children not greater that the costs pertaining to them as in effect immediately prior to the Change of Control. Benefits otherwise receivable by Executive or his eligible dependents pursuant to this paragraph (f) shall be reduced to the extent comparable benefits are actually received by Executive and his eligible dependents during the remainder of such period following Executive’s termination, and any such benefits actually received by Executive or his eligible dependents shall be reported to the Company; and

(g) outplacement services by a firm selected by the Executive so long as such services are commenced within twelve (12) months following termination and are completed prior to the end of the second calendar year following the year in which the Executive’s termination of employment occurs, at the expense of the Company in a reasonable amount not to exceed the lesser of 15% of the Executive’s Base Pay or $50,000, payable within thirty (30) days after receipt of an invoice from the outplacement firm.

2. Non-Compete Period. The non-competition period for each Executive shall be for so long as the Executive is employed by the Company and continuing for two (2) years (for the Chairman and Chief Executive Officer and for members of the Operations Group) and one (1) year (for members of the Management Group) after the termination of such employment.

3. Offset. Notwithstanding the foregoing, any amounts and benefits payable under paragraph 1 above shall be reduced, and offset, by the amounts and benefits payable to Executive as severance or termination benefits under any other agreements, plans, programs or arrangements of the Company or its Affiliates.

4. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such amounts or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Executive will be considered to have terminated employment hereunder for purposes of receiving payments subject to Section 409A of the Code only if his termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code.

EXHIBIT C

COOPER-STANDARD AUTOMOTIVE INC

CHANGE OF CONTROL SEVERANCE PAY PLAN

Form of Confidentiality and Non-Compete Agreement

WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) of the Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan, (the “Plan”) (capitalized terms used herein without definition have the meanings specified in the Plan); and

WHEREAS, the Executive is required to sign this Confidentiality and Non-Compete Agreement (“Agreement”) in order to receive the Severance Compensation (as such term is defined in the Plan) as described in Exhibit B of the Plan and the other benefits described in the Plan.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. Effective Date of Agreement. This Agreement is effective on the date hereof and continue in effect as provided herein.

2. Confidentiality; Confidential Information. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan:

a. Executive acknowledges and agrees that in the performance of his duties as an employee of the Company or its Affiliates, he was and will continue to be brought into frequent contact with, had and will continue to have access to, and became and will continue to become informed of confidential and proprietary information of the Company and its Affiliates and/or information which is a trade secret of the Company and/or its affiliates (collectively, “Confidential Information”), as more fully described in paragraph (b) of this Section. Executive acknowledges and agrees that the Confidential Information of the Company and its Affiliates gained by Executive during his association with the Company and its Affiliates was, is and will be developed by and/or for the Company and its affiliates through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company and its Affiliates.

(h) The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company or its Affiliates without limitation as to when or how the Executive may have acquired such Confidential Information (subject to subsection (d). The Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of the Executive and whether compiled or created by the Company or its Affiliates, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company and its Affiliates to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company and its Affiliates, and that any retention (in tangible form) or use by the Executive of Confidential Information not in the good faith performance of his duties in the best interest of the Company or, in any case, after the termination of the Executive’s employment with and services for the Company and its Affiliates shall constitute a misappropriation of the Company’s Confidential Information.

(i) The Executive further agrees that he shall return, within ten (10) days of the effective date of his termination as an employee of the Company and its Affiliates, in good condition, all property of the Company and its Affiliates then in his possession, including, without limitation, whether in hard copy or in any other media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company or its Affiliates, (ii) keys to property of the Company or its Affiliates, (iii) files and (iv) blueprints or other drawings.

(j) The Executive further acknowledges and agrees that his obligation of confidentiality shall survive until and unless such Confidential Information of the Company or its Affiliates shall have become, through no fault of the Executive, generally known to the industry or the Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. The Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company and its Affiliates under general legal or equitable principles or statutes.

3. Non-Compete. The Executive agrees that he will not, for a period of two (2) years (for the Chairman and Chief Executive Officer and for members of the Operations Group) and one (1) year (for members of the Management Group) following his termination with the Company and its Affiliates, engage in Competitive Activity.

4. Nonsolicitation. The Executive further agrees that he will not, directly or indirectly, for a period of two (2) years (for the Chairman and Chief Executive Officer and for members of the Operations Group) and one (1) year (for members of the Management Group) following his termination with the Company and its Affiliates:

(e) induce or attempt to induce customers, business relations or accounts of the Company or any of its Affiliates to relinquish their contracts or relationships with the Company or any of its Affiliates; or

(f) solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of its Affiliates or to terminate their engagements with the Company and/or any of its Affiliates or assist any competitors of the Company or any of its Affiliates in securing the services of such employees, agents or independent contractors.

5. Definitions. For purposes of this Agreement, “Competitive Activity” means the Executive’s participation, without the written consent of any one of the Chairman, Chief Executive Officer, or Chief Operating Officer (except where Executive holds any of such positions, in which case the Board shall be required to provide such written consent), if any, of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any its Affiliates and such enterprise’s sales of any product or service competitive with any product or service of the Company or its Affiliates amounted to 5% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 5% of, as applicable, the Company’s or its Affiliate’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of 5% or more of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

IN WITNESS WHEREOF, the Executive has executed and delivered this Agreement on the date set forth below.

Dated:
[ ]
Executive

EXHIBIT D

COOPER-STANDARD AUTOMOTIVE INC.

CHANGE OF CONTROL SEVERANCE PAY PLAN

Form of Release

WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) or Section 4(c) of the Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan (the “Plan”) (capitalized terms used herein without definition have the meanings specified in the Plan); and

WHEREAS, the Executive is required to sign this Release in order to receive the Severance Compensation (as such term is defined in the Plan) as described in Exhibit B of the Plan and the other benefits described in the Plan.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. This Release is effective on the date hereof and will continue in effect as provided herein.

2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Plan, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cooper-Standard Automotive Inc. (“Cooper”), its predecessors, parents, subsidiaries, divisions, related or Affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

b. any and all claims arising out of or relating to Executive’s employment by or service with the Company and his termination from the Company;

(k) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, The Elliott-Larsen Civil Rights Act, the Michigan Handicappers’ Civil Rights Act, the Michigan Wage Payment Act (MCLA Section 408.471), the Polygraph Protection Act of 1981, the

Michigan Whistleblower’s Protection Act (MCLA Section 15.361), the common law of the State of Michigan,1 and any other applicable state statutes and regulations; and provided, however, that the foregoing shall not apply to claims to enforce rights that Executive may have as of the date hereof or in the future under any of Cooper’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, or that Executive may have in the future under the Plan or under this Release.

(l) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

3. Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Plan.

4. Executive further agrees and acknowledges that:

c. The release provided for herein releases claims to and including the date of this Release;

(m) Executive has been advised by the Cooper to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terns of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(n) Executive has been given a period of 21 days to review and consider the terms of this Release prior to its execution and that he may use as much of the 21 day period as he desires; and

(o) Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel at Cooper. For such revocation to be effective, written notice must be actually received by the General Counsel at Cooper (or any successor thereto) no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and Cooper shall not have any obligation to make payments or provide benefits to Executive as set forth in the Plan.

[1]	Insert applicable local law for executives outside of Michigan.

5. Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

6. Executive waives and releases any claim that he has or may have to reemployment after the date of this Release.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:
[Executive]

CONSENT AND AGREEMENT

This Consent and Agreement (the “Agreement”) is entered into as of January 1, 2009 by and between Cooper-Standard Automotive Inc. (the “Company”) and Keith D. Stephenson (the “Executive”).

Recitals:

A. The Executive and the Company are parties to an Employment Agreement dated as of January 1, 2009 (the “Employment Agreement”). Capitalized terms used herein shall, except to the extent the context requires otherwise, have the same meaning as that given them in the Employment Agreement.

B. The Company, through its officers and employees, including the Executive, has undertaken various cost reduction actions in response to severe economic conditions which have impacted the global automotive industry and the business of the Company. As part of these cost reduction actions, the Company and the Executive have agreed upon, and wish to provide for, certain measures relating to the compensation and benefits payable to the Executive under the Employment Agreement.

Therefore, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Base Salary. (a) Executive’s Base Salary under the Employment Agreement and the Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan (the “Change of Control Plan”) is $385,000 per year (the “Contract Salary”). For the period beginning January 1, 2009 and ending June 30, 2009 (the “Reduction Period”), the Company shall pay Executive a base salary at the annual rate of $346,500 (the “Temporary Salary”), after which the Company shall recommence paying executive at the rate of his Contract Salary. The Reduction Period may be extended upon the written consent of both parties.

(b) In addition to the provisions of Section 1(a) above, Executive’s Temporary Salary shall be reduced by an amount equivalent to one week’s salary (at the Temporary Salary rate), which reduction shall be taken prior to March 31, 2009.

(c) In the event of the termination of Executive’s employment during the Reduction Period (including any extension thereof), Executive’s Base Salary for the purpose of determining any amount to be paid Executive relating to such termination under the Employment Agreement or the Change of Control Plan shall be deemed to be the Contract Salary.

2. Annual Bonus for 2009. Executive shall not earn or accrue any right to an annual bonus, or any portion thereof, with respect to the period beginning January 1, 2009 and ending June 30, 2009. Executive may be eligible for a bonus based on the performance of the Company in the period beginning July 1, 2009 and ending December 31, 2009. Executive’s target bonus and any performance targets and thresholds applicable to such bonus period shall be as determined by the Compensation Committee of the Board of Directors of the Company. Executive’s target annual bonus for 2009 for the purpose of determining any amount to be paid Executive relating to the termination of his employment under the Employment Agreement or the Change of Control Severance Plan shall be deemed to be 65% of Executive’s Contract Salary.

3. Retirement and Savings Plan Benefits.

(a) The parties acknowledge and agree that the Company has suspended all fixed (non-discretionary) matching contributions by the Company (the “Match Suspension”) under the Cooper-Standard Automotive Inc. Investment Savings Plan (the “Qualified Savings Plan”) and that the Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan (the “SERP”) will be amended so that the Supplemental Savings Plan Benefit available to Executive thereunder will be reduced by any amount the Company would have been due to contribute to the Executive’s account as a matching contribution under the Qualified Savings Plan but for the Match Suspension, but will not be contributed by the Company under the Qualified Savings Plan due to the Match Suspension.

(b) The parties acknowledge and agree that the Company intends to freeze the Cooper-Standard Automotive Inc. Salaried Retirement Plan (the “Qualified Retirement Plan”) so that no additional retirement benefit amount will accrue to participants thereunder after the effective date of the freeze (“the Qualified Retirement Benefit Freeze”) and that the SERP will be amended so that the Supplemental Retirement Benefit available to participants thereunder, including the Executive, will be reduced by the value of the additional retirement benefit amount that would have accrued to the Executive under the Qualified Retirement Plan but for the Qualified Retirement Benefit Freeze, but will not accrue to the Executive under the Qualified Retirement Plan due to the Qualified Benefit Freeze.

4. Other Agreements/Plans. For consideration received, which is acknowledged by Executive, Executive consents and agrees to such actions as have been or may be taken by the Company to effectuate any of the above provisions of this Agreement and further agrees that no such action shall be deemed to constitute, or claimed by or on behalf of Executive to constitute: (a) a breach of, or Good Reason under, the Employment Agreement or (b) a basis for the termination by Executive of his employment with the Company with the right to Severance Compensation under the Change of Control Plan. To the extent of any inconsistency between this Agreement and the Employment Agreement or the Change of Control Plan, the terms of this Agreement shall control and be deemed to amend the Employment Agreement and/or the Change of Control Plan.

5. Successors. This Agreement shall inure to the benefit of and be binding on personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

Cooper-Standard Automotive Inc.		Executive

/s/ James S. McElya		/s/ Keith D. Stephenson
By:	James S. McElya	Name:	Keith D. Stephenson
Title:	Chairman and Chief Executive Officer